Exhibit (d)

INVESTMENT ADVISORY AGREEMENT

This Agreement is made and entered into effective as of May 1,1998, by and between The Henssler Funds, Inc., a Maryland corporation (the “Fund”), and Henssler Asset Management, LLC, a Georgia limited liability company (hereinafter referred to as “Henssler”).

WHEREAS, the Fund is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”), and authorized to issue shares representing interests in The Henssler Equity Fund (the “Portfolio”); and

WHEREAS, Henssler is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Fund desires to retain Henssler to render certain investment management services to the Fund and Henssler is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Obligations of Investment Adviser

(a)	Services. Henssler agrees to perform the following services (the “Services”) for the Fund:

(1)	manage the investment and reinvestment of the Portfolio’s assets;

(2)	continuously review, supervise, and administer the investment program of the Portfolio;

(3)	determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

(4)	provide the Fund with records concerning Henssler’s activities which the Fund is required to maintain; and

(5)	render regular reports to the Fund’s officers and directors concerning Henssler’s discharge of the foregoing responsibilities.

Henssler shall discharge the foregoing responsibilities subject to the control of the officers and the directors of the Fund and in compliance with such policies as the directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Portfolio set forth in the Fund’s prospectus, as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by Henssler under this Agreement may be furnished through the medium of any directors, officers or employees of Henssler or through such other parties as Henssler may determine from time to time.

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Henssler agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Directors of the Fund to perform the Services on the terms and for the compensation provided herein. Henssler shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

Except to the extent expressly assumed by Henssler herein and except to the extent required by law to be paid by Henssler, the Fund shall pay all costs and expenses in connection with its operation and organization.

(b)       Books and Records. All books and records prepared and maintained by Henssler for the Fund under this Agreement shall be the property of the Fund and, upon request therefore, Henssler shall surrender to the Fund such of the books and records so requested.

2.       Portfolio Transactions. Henssler is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and is directed to use its best efforts to obtain the best net results as described in the Fund’s prospectus from time to time. Henssler may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Portfolio with research, analysis, advice and similar services, and Henssler may pay to these brokers and dealers, in return for research and analysis, a higher commission or spread than may be charged by other brokers and dealers, provided that Henssler determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of Henssler to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Portfolio over the long-term. Henssler will promptly communicate to the officers and directors of the Fund such information relating to portfolio transactions as they may reasonably request.

3.       Compensation of Henssler. The Fund will pay to Henssler on the last day of each month an annual fee equal to .50% of average net asset value of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund’s procedure for calculating Portfolio net asset value as described in the Fund’s Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio’s net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

4.       Status of Investment Adviser. The services of Henssler to the Fund are not to be deemed exclusive, and Henssler shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. Henssler shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Henssler, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

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5.       Permissible Interests. Directors, agents, and stockholders of the Fund are or may be interested in Henssler (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; directors, partners, officers, agents, and stockholders of Henssler are or may be interested in the Fund as directors, stockholders or otherwise; and Henssler (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

6.       Liability of Investment Adviser. Henssler assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Henssler shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7.       Use of Name “Henssler.” Henssler hereby grants to the Fund the right to use the name “Henssler” in connection with the Fund in the United States as long as Henssler continues to service as investment adviser to the Fund. If, for any reason, Henssler no longer serves as investment adviser to the Fund or if this Agreement is terminated as provided in Section (8) below, Henssler hereby reserves the right, upon 30 days’ written notice to the Fund, to terminate the Fund’s right to use the name “Henssler.” Upon such notification by Henssler, the Fund will immediately commence to take all appropriate steps to discontinue use the name “Henssler” and shall take all steps necessary under applicable laws to change the name of the Fund to a name not confusingly similar to “Henssler.” If within a reasonable period of time, but in no event longer than four months, after receiving notification from Henssler as provided in this paragraph, the Fund does not discontinue the use of the name “Henssler,” Henssler may seek such legal and equitable relief as it may deem appropriate. Henssler hereby reserves the right also to grant the right to use the name “Henssler” to another investment company, business or enterprise. The Fund hereby acknowledges and agrees that the name “Henssler” is a valuable asset of Henssler and that Henssler has established a property right to its use.

8.       Term. This Agreement shall remain in effect until no later than the first annual meeting of the Fund’s Board of Directors following the Agreement’s initial adoption, and from year to year thereafter, provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)       the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon 120 days written notice to Henssler;

(b)       the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

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(c)       Henssler may terminate this Agreement without payment of penalty on 120 days written notice to the Fund, and

(d)       the terms of paragraphs 6 and 7 of this Agreement shall survive the termination of this Agreement.

9.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

THE HENSSLER FUNDS, INC.	HENSSLER ASSET MANAGEMENT, LLC

/s/ Gene W. Henssler	/s/ Gene Henssler
Gene W. Henssler, President	By:	Gene Henssler
	Title:	Member

ATTEST:	ATTEST:

/s/ Patricia T. Henssler	/s/ Patricia T. Henssler
Patricia T. Henssler, Secretary	Member

(Corporate Seal)	(Corporate Seal)

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